Exhibit 10.23.1

SUPPLEMENT TO GAME LICENSE

AGREEMENT

BY and BETWEEN

Beijing Sohu Internet Information Service Co., Ltd.

Beijing Huohu Digital Technology Co., Ltd.

AND

Beijing Gamease Age Digital Technology Co., Ltd

AND

FPT Telecom

FOR

“Tian Long Ba Bu”

This Supplementary Agreement shall take effective as of December 1st, 2007, regarding the assignment of Game License Agreement from Beijing Sohu Internet Information Service Co., Ltd., and Beijing Huohu Digital Technology Co., Ltd. (collectively referred to as “ Former Licensor”) to Beijing Gamease Age Digital Technology Co., Ltd and its affiliates (collectively referred to as Current Licensor).

RECITALS

A.	Game License Agreement was entered into on March 30, 2007, by and between Former Licensor and FPT Telecom and its affiliates (collectively referred to as “Licensee”).

B.	Current Licensor has obtained from Former Licensor the client and server software technology and relevant intellectual right, including but not limited to copyright, and has the right to produce, update and maintain the Vietnamese version of “Tian Long Ba Bu” (hereinafter referred to as the “Product”)

Now it is hereby agreed by each party as follows:

1.	Former Licensor agrees to irrevocably assign to Current Licensor as of the effective date all of its rights, title and interest for Product under Game License Agreement, and Current Licensor hereby accepts such assignment. Insofar as rights and obligations under the Game License Agreement from the effective date are concerned, references to Former Licensor therein shall be deemed replaced with references to Current Licensor.

2.	As of the effective date of this Supplementary Agreement, Former Licensor shall have no further rights, obligations, and liabilities of any kind whatsoever for Product under the Game License Agreement.

3.	Game License Agreement, including the terms, conditions, covenants, agreements, and exhibits contained therein, shall be binding only on Current Licensor and Licensee.

4.	Pursuant to the foregoing terms and conditions, Licensee hereby grants its consent to the assignment and represents and warrants that it shall not raise any claim against Former Licensor in connection with the breach, default or non-performance of the Game License Agreement by Current Licensor on or after the effective date of this Supplementary Agreement.

5.	Except as otherwise provided herein, all terms and conditions of the Game License Agreement shall remain effective with respect to Current Licensor and Licensee.

6.	This Supplementary Agreement shall be written in English, and executed in three (4) copies, each of which shall be deemed an original.

In Witness Where Of, the Parties have caused this Supplementary Agreement to be executed by their duly authorized officer or representative on Dec 1st, 2007.

Former Licensor:

Beijing Sohu Internet Information Service Co., Ltd

Beijing Huohu Digital Technology Co., Ltd.

By:	/s/ Tao Wang

Current Licensor: (SEAL)

Beijing Gamease Digital Technology Co., Ltd.

By:	/s/ Tao Wang

Licensee:

FPT Telecom (SEAL)

By:	/s/ Truong Dinh Anh
Name:	Truong Dinh Anh